Exhibit 10.1

Prestige Capital Finance, LLC

400 KELBY STREET, 10TH FLOOR, FORT LEE, NEW JERSEY 07024 (201) 944-4455

Purchase and Sale Agreement (“Agreement”)

1. ASSIGNMENT. PRESTIGE CAPITAL FINANCE, LLC (“Prestige”) hereby buys and EMMAUS MEDICAL, INC. (“Seller”) hereby sells, transfers and assigns to Prestige all of Seller’s right, title and interest in and to those specific accounts receivable owing to Seller as set forth on the assignment forms provided by Prestige (the “Assignments”) together with all rights of action accrued or to accrue thereon, including without limitation, full power to collect, sue for, compromise, assign or in any other manner enforce collection thereof in Prestige’s name or otherwise. All of Seller’s accounts receivable and contract rights which are presently or at any time hereafter assigned by Seller, and accepted by Prestige, are collectively referred to as (the “Account(s)”).

2. ADVANCE. Upon Prestige’s receipt and acceptance of each Assignment, Prestige shall pay to Seller SEVENTY percent (70%) of the face value of the Accounts therein described (the “Down Payment”). The advance rate herein may be increased to SEVENTY-FIVE percent (75%) in the event cumulative aggregate amounts collected by Prestige on the Accounts is not less than 87% of the face amount of the Accounts during the initial 90-day period of this Agreement provided there are no outstanding chargebacks or disputes with respect to the Accounts. Notwithstanding anything to the contrary contained in this Agreement, the maximum outstanding balance of Seller to Prestige shall be $7,500,000 (“Maximum Advance”).

3. RESERVE. Prestige will hold in reserve the difference between the Purchase Price (hereinafter defined) and the Down Payment (the “Reserve”) and provided there are no outstanding chargebacks, disputes or defaults under the Agreement and Seller has not ceased operations for 30 or more consecutive days, will pay to Seller, the Reserve, less any sums due Prestige hereunder, four (4) business days from the date on which the Accounts have been collected in good funds and/or charged back. For purposes of this Agreement, the term “Purchase Price” shall mean the net face value of Accounts, less; Prestige’s discount fee described in paragraph 4 below, returns, credits, allowances and discounts; and less all other sums charged or chargeable to Seller’s Accounts.

4. DISCOUNT. Prestige’s purchase of the Accounts from Seller shall be at a discount fee which is deducted from the face value of each Account upon collection. The discount fee, which shall be based on the number of days an Account is outstanding from the date of the Down Payment, shall be as follows: If paid within 35 days a discount fee of 2.25%; if paid within 40 days a discount fee of 3.09%; if paid within 50 days a discount fee of 3.93%; if paid within 60 days a discount fee of 4.75%; if paid within 70 days a discount fee of 5.59%; if paid within 80 days a discount fee of 6.43%; if paid within 90 days a discount fee of 7.25%; and if paid after 90 days a discount fee of 7.25% plus an additional 1.5% for each 10-day period thereafter until the Account is paid in full.

5. WARRANTIES, REPRESENTATION AND COVENANTS. As an inducement for Prestige’s entering into this Agreement and with full knowledge that the truth and accuracy of the warranties, representations and covenants in this Agreement are being relied upon by Prestige, instead of the delay of a complete credit investigation, Seller warrants, represents and covenants that:

(a)	Seller is properly licensed and authorized to operate the business as a pharmaceutical company;

(b)	Seller is the sole and absolute owner of the Accounts and has the full legal right to make said sale, assignment and transfer;

(c)	The correct amount of each Account will be set forth on the Assignments;

(d)	Each Account is an accurate and undisputed statement of indebtedness from an account debtor for a sum certain, without offset or counterclaim and which is due and payable in ninety days or less;

(e)	Each Account is an accurate statement of a bona fide sale, delivery and acceptance of merchandise or performance of service by Seller to an account debtor;

(f)	Seller does not own, control or exercise dominion in any way whatsoever, over the business of any account debtor;

(g)	All financial records, statements, books or other documents shown to Prestige by Seller at any time either before or after the signing of this Agreement are true and accurate;

(h)	Seller will not under any circumstance or in any manner whatsoever, interfere with any of Prestige’s rights under this Agreement;

(i)	Except for the security interests on the Collateral created prior to the Effective date, Seller has not and will not, at any time, permit any lien, security interest or encumbrance to be created upon any of its accounts receivable and/or its inventory without the prior written consent of Prestige;

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(j)	Seller will not enter into any agreement for a “Merchant Cash Advance” or similar product without the prior written consent of Prestige;

(k)	There are no outstanding federal or state tax liens recorded against Seller;

(l)	Seller will not change or modify the terms of the Accounts with any account debtor unless Prestige first consents, in writing;

(m)	Seller will notify Prestige, in advance of: any change in Seller’s place of business; Seller having or acquiring more than one place of business; any change in Seller’s chief executive office; and/or any change in the office or offices where Seller’s books and records concerning accounts receivable are kept;

(n)	Seller will notify Prestige, in writing, in advance of any planned temporary or permanent closure or cessation of Seller’s business.

(o)	Seller will notify Prestige, in writing, in advance of any proposed or actual change of the Seller’s identity, legal entity or corporate structure and will promptly notify Prestige upon learning of any change in any account debtor’s identity, legal entity or corporate structure;

(p)	A notification letter from Seller and/or all invoices will state on their face that the Accounts represented thereby have been assigned to Prestige and are to be paid directly to Prestige; and

(q)	No Account shall be on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or right of return basis;

The warranties, representations and covenants contained in this paragraph 5 shall be continuous and be deemed to be renewed each time Seller assigns Accounts to Prestige. Notwithstanding the provisions contained in paragraph 6 of this Agreement, Prestige shall have recourse against the Seller in the event that any of the warranties, representations and covenants set forth in this paragraph 5 are breached.

6. NO RECOURSE. Prestige shall have no recourse against Seller for Advances made by Prestige if payments are not received solely due to the “Insolvency” of an account debtor within 90 days of invoice date. For purposes of the foregoing, Insolvency shall be deemed to have occurred only when: (a) a voluntary or involuntary bankruptcy proceeding for the relief of an account debtor under either Chapter 7 or Chapter 11 shall have been instituted in a United States Bankruptcy Court; (b) a receiver is appointed for the whole or any part of the property of an account debtor; (c) an account debtor’s assets shall have been sold under a writ of execution or attachments, or a writ of execution shall have been returned unsatisfied; (d) an account debtor shall have absconded; or (e) an account debtor’s assets shall have been sold under levy by any taxing authority or by a landlord.

7. CHARGE-BACK. In the event that any Account is not paid within 90 days of invoice date for any reason whatsoever (other than as a result of an account debtor’s Insolvency), including, without limitation, any alleged defense, counterclaim, offset, dispute or other claim (real or merely asserted) whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence, then in any such event Prestige shall have the right to chargeback such Account to Seller. Seller acknowledges that all amounts chargeable to Seller’s account under this Agreement shall be payable by Seller on demand. Upon satisfaction of a chargeback of an Account and provided there are no other outstanding chargebacks or defaults at such time, Prestige shall assign all of its title, rights and interests in and to such Account to Seller.

8. NOTICE OF DISPUTE. Seller will promptly notify Prestige of any disputes between any account debtor and Seller.

9. SETTLEMENT OF DISPUTE. Upon 10 days’ notice to Seller, Prestige may, at its option, settle any dispute with any account debtor. Such settlement does not relieve Seller of any of its obligations under this Agreement.

10. SOLE PROPERTY. Once Prestige has purchased the Accounts, the payment from account debtors relative to the Accounts is the sole property of Prestige. Any interference by Seller with this payment may result in civil and/or criminal liability.

11. SECURITY INTEREST. As a further inducement for Prestige to enter into this Agreement, and as security for the prompt performance, observance and payment of all obligations owing by Seller to Prestige, Seller hereby grants to Prestige a continuing security interest in and lien upon the following (herein collectively referred to as the “Collateral”): all accounts, inventory, machinery and equipment, instruments, documents, chattel paper and general intangibles (as such terms are defined in the Uniform Commercial Code), whether now owned or hereafter created or acquired by Seller, wherever located, and all replacements and substitutions therefore, accessions thereto, and products and proceeds thereof, and all property of Seller at any time in Prestige’s possession. Notwithstanding the foregoing, Prestige shall have a first security interest only in Seller’s accounts receivable in accordance with subordination agreements to be executed by Prestige and existing secured party(s) prior to closing.

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12. FINANCING STATEMENTS. Seller will, at its expense perform all acts and execute all documents requested by Prestige at any time to evidence, perfect, maintain and enforce Prestige’s security interest and other rights in the Collateral and the priority thereof.

13. HOLD IN TRUST. Seller will hold in trust and safekeeping, as the property of Prestige and immediately turnover to Prestige, the original check or other form of payment received by Seller if payment on the Accounts comes into Seller’s possession. Should Seller come into possession of a check comprising payments owing to both Seller and Prestige, Seller shall turnover said check to Prestige. In the event Seller receives a payment, in the form of a check, for an Account and it is improperly deposited into Seller’s bank account or in the event Seller fails to turnover to Prestige a wire transfer or ACH payment it receives from an Account within two business days of receipt, then Prestige reserves the right to impose liquidated damages upon Seller of up to 20% of the amount of any payment so improperly retained. Notwithstanding the foregoing, with respect to the improperly deposited checks, Prestige agrees to waive the aforementioned charge on the first two (2) occasions provided that on such occasions Seller remits, in full, the improperly deposited funds to Prestige within 48 hours of receipt.

14. FINANCIAL RECORDS. Seller will furnish to Prestige financial statements and such other information as is, from time to time, reasonably requested by Prestige.

15. BOOK ENTRY. Seller will immediately, upon the sale of the Accounts, make the proper entry on its books and records disclosing the absolute sale of the Accounts to Prestige.

16. POWER OF ATTORNEY. In order to implement this Agreement, Seller irrevocably appoints Prestige its special attorney in fact or agent with power to:

(a)	Strike out Seller’s address on any correspondence to any account debtor and put on Prestige’s address;
(b)	Receive and open all mail addressed to Seller via Prestige’s address;
(c	) Endorse the name of Seller or Seller’s trade name on any checks or other evidences of payment that may come into the possession of Prestige in connection with the Accounts;

(d)	In Seller’s name, or otherwise, demand, sue for, collect any and all monies due in connection with the Accounts; and
(e)	Compromise, prosecute or defend any action, claim or proceeding relative to the Accounts;

The authority granted to Prestige shall remain in full force and effect until the Accounts are paid in full and the entire indebtedness of Seller to Prestige is discharged.

17. ADDITIONAL NOTIFICATION; VERIFICATION OF ACCOUNTS

(a)	Without in any way limiting the terms and provisions of paragraph 5 (p) hereinabove, Prestige may, upon default by Seller and in its sole discretion, notify any account debtor to make payment on any of Seller’s open invoices to Prestige; and Prestige, or any of its agents, may at any time verify the Accounts by any reasonable means deemed appropriate by Prestige.

18. NO ASSUMPTION. Nothing contained in this Agreement shall be deemed to impose any duty or obligation upon Prestige in favor of any account debtor and/or any other third party in connection with the Accounts.

19. FUTURE ASSIGNMENTS. Seller may from time to time, at Seller’s option, sell, transfer and assign different Accounts to Prestige. The future sale of any Accounts shall be subject to and governed by this Agreement and such Accounts shall be identified by separate and subsequent Assignments.

20. DISCRETION. Nothing contained in this Agreement shall be construed to impose any obligation upon Prestige to purchase Accounts from Seller. Prestige shall at its sole discretion determine which Accounts it shall purchase. Further, Prestige shall have the absolute right at any time to cease accepting any further Assignments from Seller.

21. LEGAL FEES; EXPENSES. Seller will pay on demand any and all collection expenses and reasonable outside legal counsel’s fees that Prestige incurs in the event it should become necessary for Prestige to enforce its rights under this Agreement. In addition, once the Agreement becomes effective, Seller will pay on demand all costs and expenses incurred by Prestige in any way relating to the transactions contemplated by this Agreement, including, without limitation, all reasonable attorneys’ fees, Federal Express costs (or similar expenses), wire transfer costs, certified mail costs, lien search costs and dedicated lockbox fees.

22. BINDING ON FUTURE PARTIES. This Agreement shall inure to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties hereto, except that Seller may not assign or transfer any or all of its rights and obligations under this Agreement to any party without the prior written consent of Prestige.

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23. WAIVER; ENTIRE AGREEMENT. No failure or delay on Prestige’s part in exercising any right, power or remedy granted to Prestige herein, will constitute or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right set forth herein. This Agreement contains the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, will in any event be effective unless the same is in writing and signed and delivered by Prestige.

24. NEW JERSEY LAW. This Agreement shall be deemed executed in the State of New Jersey and, in all respects shall be governed and construed in accordance with the laws of the State of New Jersey. Each of the parties to this Agreement hereby submits to the non-exclusive jurisdiction of the US District Court of New Jersey and in any New Jersey State Court sitting in Bergen County, New Jersey.

25. INDEMNITY. Seller shall hold Prestige harmless from and against any action or other proceeding brought by any account debtor against Prestige arising from Prestige’s collecting or attempting to collect any of the Accounts, unless such action or proceeding is due to the gross negligence, willful misconduct, recklessness or intentionally tortious acts of Prestige.

26. CURRENCY. All dollar amounts referred to in this Agreement are stated in the lawful currency of the United States of America (the “Original Currency”). Seller and all account debtors will make payment relative to all amounts owing under this Agreement in the Original Currency. If a payment is made to Prestige in a currency (the “Other Currency”) other than the Original Currency, such payment will constitute a discharge of the liability of the payor only to the extent of the amount of the Original Currency it receives on the date of receipt. If the amount of the Original Currency which Prestige is able to purchase is less than the amount of such currency originally due to it, Seller will indemnify and save Prestige harmless from and against any loss or damage arising as a result of such deficiency.

27. TERM. This Agreement will remain in effect for one year from the date that this Agreement becomes effective (the “Term”). Thereafter, the Term will be automatically extended for successive periods of one (1) year each unless either party provides the other with a written notice of cancellation of at least sixty (60) days prior to the expiration of the initial Term or any renewal Term; provided, however, Prestige may cancel this Agreement at any time upon sixty (60) days’ notice to Seller. In the event of a breach by Seller of any term or provision of this Agreement or upon Seller’s insolvency or the insolvency of any guarantor of Seller’s obligations herein, Prestige shall have the right to cancel this Agreement without notice to Seller, and all of Seller’s obligations to Prestige herein shall be immediately due and payable. In the event of cancellation, the provisions of this Agreement shall remain in full force and effect until all of the Accounts and all of Sellers obligations to Prestige have been paid in full Within ten (10) days following cancellation of this Agreement and the satisfaction of all of Seller’s obligations to Prestige as aforesaid, Prestige will, at its expense perform all acts and execute all documents requested by Seller to terminate Prestige’s security interest and other rights in the Collateral.

28. EARLY TERMINATION. In the event that Seller wishes to terminate the Agreement prior to the expiration of the Term, then in addition to paying Prestige all other obligations due under this Agreement, Seller shall also pay Prestige an early termination fee equal to $25,000 per month for each month remaining under the Term.

29. INVALID PROVISIONS. If any provision of this Agreement shall be declared illegal or contrary to law, it is agreed that such provision shall be disregarded and this Agreement shall continue in force as though said provision had not been incorporated herein.

30. EFFECTIVE. This Agreement shall become effective when it is accepted and executed by an authorized officer of Prestige. Facsimile machine or PDF copies of an original signature by either party on this Agreement shall be binding as if said copies were original signatures.

* * * * INTENTIONALLY LEFT BLANK * * * *

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31. JURY WAIVER. The parties hereto hereby mutually waive trial by jury in the event of any litigation with respect to any matter connected with this Agreement.

Accepted:

	EMMAUS MEDICAL, INC.		PRESTIGE CAPITAL FINANCE, LLC

By:	/s/ Yutaka Niihara	By:	/s/ Alan R. Eliasof
	YUTAKA NIIHARA, CHAIRMAN & CEO		ALAN R. ELIASOF, CEO

This 22nd day of December, 2020		This 22nd day of February, 2021

In consideration of the foregoing Agreement, each of the undersigned hereby personally agrees to be jointly and severally liable for any damages suffered by Prestige Capital Finance, LLC by virtue of the breach of any warranty, representation or covenant made by Seller in paragraph 5 above.

Date: 12/22/20	By:	/s/ Yutaka Niihara
YUTAKA NIIHARA, Individually

On this _______ day of ______________in the year _______ before me, the undersigned, a notary public in and for the said state, personally appeared ______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me, he/she/they executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

__________________________	____________________________________	State: _______________________
Notary Public (Signature)	Notary- Print Name	Commission Expires:__________

Date: 12/22/20	By:	/s/ Willis C. Lee
WILLIS C. LEE, Individually

On this _______ day of ______________in the year _______ before me, the undersigned, a notary public in and for the said state, personally appeared ______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me, he/she/they executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

__________________________	____________________________________	State: ___________________________
Notary Public (Signature)	Notary- Print Name	Commission Expires:_________________

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